Exhibit 99.1
FOR IMMEDIATE RELEASE
FOR MORE INFORMATION:

Ben Austin	Dennis Willson
Beijing Med-Pharm Corporation	Cytokine PharmaSciences Corporation
(917) 686-3979	(610) 687-1776
baustin@beijingmedpharm.com	dwillson@cytokinepharmasciences.com
BEIJING MED-PHARM CORPORATION
AND CYTOKINE PHARMASCIENCES, INC.
REACH AGREEMENT TO DISTRIBUTE
THE CERVIDIL® VAGINAL INSERT THROUGHOUT THE
PEOPLE’S REPUBLIC OF CHINA
Plymouth Meeting, PA and King of Prussia, PA – August 29, 2005 – Beijing Med-Pharm Corporation (BJGP.PK) and Cytokine PharmaSciences, Inc. today announced they have reached a distribution agreement whereby Beijing Med-Pharm will be responsible for the distribution of Cytokine’s Cervidil® vaginal insert in the People’s Republic of China.
“We are pleased that Cytokine PharmaSciences has entrusted Cervidil to Beijing Med-Pharm,” says Martyn D. Greenacre, Chairman of Beijing Med-Pharm. “This underscores the faith that top U.S. pharma companies place in Beijing Med-Pharm to generate terrific results in China.”
“China is one of the fastest growing pharmaceutical markets in the world,” says Vidal de la Cruz, Ph.D., Vice President Business Development for Cytokine PharmaSciences. “We are excited to reach this market and Beijing Med-Pharm is a top-tier partner to work with as we look to generate business there.”
Cervidil is used to ripen the cervix in preparation for childbirth when labor is induced. It has been approved for use by the U.S. Food and Drug Administration and is marketed as
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Beijing Med-Pharm and Cytokine PharmaSciences Ink Distribution Deal
Cervidil in North America, Australia, and New Zealand and as Propess® in most other parts of the world.
Beijing Med-Pharm expects the product to be marketed in the People’s Republic of China as Propess.
About Beijing Med-Pharm Corporation
Beijing Med-Pharm Corporation is a pharmaceutical marketing company that offers the following services in China through its wholly-owned subsidiary, Beijing Med-Pharm Market Calculating Co. Ltd.: pre-market entry analysis; clinical trial management; product registration; market research; and pharmaceutical marketing to physicians, hospitals and other healthcare providers. For more information, contact Ben Austin at (917) 686-3979. On the Web: www.beijingmedpharm.com
About Cytokine PharmaSciences, Inc.
Cytokine PharmaSciences, Inc. is a successful biopharmaceutical company located in King of Prussia, Pennsylvania (near Philadelphia), USA. The company licenses technologies from academia and other sources, develops products from those technologies and outlicenses the products to third parties for marketing. For more information, go to www.cytokinepharmasciences.com
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In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995 regarding the future distribution of Cervidil or Propess and Beijing Med-Pharm’s expectations about the marketing of this product in the People’s Republic of China. Forward-looking statements provide Beijing Med-Pharm’s current expectations or forecasts of future events and could be materially different than reflected in these forward-looking statements due to various factors, including general financial, economic and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market and other factors discussed in Beijing Med-Pharm’s filings with the Securities and Exchange Commission. Given these risks and uncertainties, this forward-looking statement may prove to be incorrect and you should not rely on it. Beijing Med-Pharm undertakes no obligation to update publicly this forward-looking statement.